Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:12 AM 12/22/2011
FILED 10:12 AM 12/22/2011
SRV 111326206 – 4340245 FILE

CERTIFICATE OF MERGER

OF

WP EXPEDITION MERGER SUB, INC.

WITH AND INTO

EIG INVESTORS CORP.

EIG Investors Corp., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge WP Expedition Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
WP Expedition Merger Sub, Inc.	Delaware
EIG Investors Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of November 2, 2011, as amended on December 21, 2011 (the “Agreement and Plan of Merger”), by and among each of the Constituent Corporations, WP Expedition Holdings LLC, a Delaware limited liability company, Endurance International Group Holdings, LLC, a Delaware limited liability company and the Significant Holders identified therein, was approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and by the written consent of their respective stockholders in accordance with Section 228 of the DGCL).

THIRD: The Corporation will continue as the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be EIG Investors Corp. upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”).

FOURTH: At the Effective Time, the certificate of incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Annex 1 hereto and, as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended pursuant to the DGCL.

FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the offices of the Surviving Corporation at 70 Blanchard Road, Burlington, MA 01803, and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH: This Certificate of Merger, and the Merger, shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the 22nd day of December, 2011.

EIG INVESTORS CORP.

By:	/s/ Hari Ravichandran
	Name:	Hari Ravichandran
	Title:	President and CEO

Signature Page to Certificate of Merger

Annex I

[Please see attached.]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EIG INVESTORS CORP.

Article I

Name

The name of the corporation is EIG Investors Corp. (hereinafter referred to as the “Corporation”).

Article II

Registered Office

The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware, 19801. The name of the registered agent for service of process for the Corporation in the State of Delaware at that address is The Corporation Trust Company.

Article III

Business Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

Article IV

Authorized Capital Stock

Section 4.01. The total number of authorized shares of capital stock is 151,500, consisting of:

(a) 1,500 shares of common stock, par value $0.01 per share (the “Common Stock”), and

(b) 150,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 150,000 shares are hereby designated as Series E Preferred Stock (the “Series E Preferred Stock”) with a Liquidation Preference of $1,000.

The Board of Directors of the Corporation is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation (“Certificate of Incorporation”), as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto; including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property or assets of the Corporation or any Subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

Article V

Preferences and Special Rights of the Series E Preferred Stock

Section 5.01. Ranking. The Series E Preferred Stock shall, with respect to dividend rights and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of Capital Stock or series of preferred stock established before or after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series E Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as “Junior Securities”); (ii) subject to Section 5.06(c) hereof on a parity with any additional shares of Series E Preferred Stock issued by the Corporation in the future in accordance with Section 5.02 hereof and any other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series E Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”) and (iii) subject to Section 5.06(c) hereof, any other class of Capital Stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series E Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”).

Section 5.02. Dividends.

(a) Holders of shares of the Series E Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative preferential dividends, accruing from the Closing Date at the Dividend Rate on the Liquidation Preference of outstanding Series E Preferred Stock plus all unpaid cumulative Accrued Dividend Amounts, quarterly in arrears on each March 31, June 30, September 30 and December 31 or, if any such date is not a Business Day, on the next succeeding Business Day (each a “Dividend Accrual Date”), to the Holders of record as of the next preceding March 15, June 15, September 15 and December 15 (each, a “Record Date”). Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accumulate on a daily basis. For the avoidance of doubt, dividends will compound quarterly.

(b) Dividends on the Series E Preferred Stock shall accumulate, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

(c) Holders of the Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described. Unless all outstanding shares of Series E Preferred Stock have been redeemed or converted, then: (i) no dividend (other than a dividend payable solely in Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange or conversion for shares of other Junior Securities) by the Corporation; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its Subsidiaries. Notwithstanding anything to the contrary herein, the Corporation shall be permitted to distribute to the holders of Junior Securities (i) any amount that may be necessary for the repurchases of equity interests, options, warrants or other interests from employees, officers, or directors of Topco and its Subsidiaries or any of their authorized representatives upon the death, disability or termination of employment or directorship of the employees, officers, or directors; (ii) amounts with respect to franchise taxes and taxes arising directly as a result of any dividends required to be made to provide Topco and its Subsidiaries with sufficient funds to make the repurchases contemplated by clause (i) hereof; and (iii) reasonable administrative expenses; provided that the amounts in clauses (ii) and (iii) of this sentence shall in no event exceed $4,000,000 in the aggregate in any given fiscal year.

(d) In the case of shares of Series E Preferred Stock issued on the Issue Date, dividends shall accrue and be cumulative from the Closing Date.

(e) Each fractional share of Series E Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding or due to be issued and outstanding share of Series E Preferred Stock pursuant to paragraph (a) of this Section 5.02, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in paragraph (a) of this Section 5.02 with respect to dividends on each outstanding or due to be issued and outstanding share of Series E Preferred Stock. Each fractional share of Series E Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding or due to be issued and outstanding share of Series E Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding or due to be issued and outstanding share of Series E Preferred Stock.

(f) Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors on any date fixed by the Board of Directors, whether or not a regular Dividend Accrual Date, to Holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days prior to the payment date thereof.

Section 5.03. Distributions Upon Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Corporation’s Capital Stock (the date of such occurrence, the “Liquidation Date”), the Corporation shall, out of the assets of the Corporation available for distribution, make the following payments in respect of its Capital Stock:

(a) first, payments due in connection with the Senior Securities on the Liquidation Date, including any accumulated and unpaid dividends, if any, on such Senior Securities, to the Liquidation Date;

(b) second, on a pro rata basis, payments on shares of the Series E Preferred Stock equal to the Liquidation Preference per share of Series E Preferred Stock held by or due to (as of such date pursuant to Section 5.02 hereof) such Holder, plus all unpaid Accrued Dividend Amounts and all Partial Dividend Period Amounts, if any, thereon to the Liquidation Date; and

(c) third, payments on any Junior Securities, including, without limitation, the Common Stock.

After payment in full in cash of the Liquidation Preference and all accumulated dividends, if any, to which Holders of Series E Preferred Stock are entitled, such Holders shall not be entitled to any further participation in any distribution of assets of the Corporation.

Section 5.04. Redemption by the Corporation.

(a) The Corporation shall have the option to redeem (subject to the legal availability of funds therefor) all, or any part of, the outstanding (and due to be issued and outstanding as of such date pursuant to Section 5.02 hereof) shares of the Series E Preferred Stock at a price equal to the Liquidation Preference), plus all unpaid Accrued Dividend Amounts and Partial Dividend Period Amounts, if any, to the applicable Redemption Date (together, the “Optional Redemption Price”), provided that on any single Redemption Date, the Corporation shall not redeem shares of the Series E Preferred Stock unless the aggregate Liquidation Preference therefor is at least $5,000,000.

(b) In case of redemption of less than all of such shares of Series E Preferred Stock, the shares to be redeemed shall be selected pro rata or, subject to the consent of the holders of Series E Preferred Stock (such consent not to be unreasonably withheld or delayed), by other appropriate means.

(c) Notice of any redemption shall be sent by or on behalf of the Corporation not less than 5 nor more than 45 Business Days prior to the date specified for redemption in such notice (the “Redemption Date”) to all Holders of record of the Series E Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom the Corporation has failed to give notice. In addition to any information required by law, such notice shall state: (i) the Redemption Date; (ii) the Optional Redemption Price; (iii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Optional Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. Upon the delivery of any such notice of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption, provided that such notice of redemption may state that such notice is conditional upon the effectiveness of specified credit facilities or the receipt of the proceeds from the issuance of other indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Company (by notice to the holders of Series E Preferred Stock on or prior to the specified date of redemption) if such condition is not satisfied.

(d) If notice has been delivered in accordance with Section 5.04(c) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series E Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series E Preferred Stock, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Optional Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Optional Redemption Price.

(e) Any deposit of funds with a bank or trust company for the purpose of redeeming Series E Preferred Stock shall be irrevocable except that any balance of monies so deposited by the Corporation and unclaimed by the Holders of the Series E Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

Section 5.05. Conversion.

(a) Upon six (6) months prior written notice (the “Conversion Notice”) (or such shorter notice as otherwise agreed by all of the holders of the Common Stock and the Series E Preferred Stock), which may be delivered to the Corporation at any time after (i) eighteen (18) months from the Closing Date, or (ii) an Initial Public Offering (provided that in the case of an Initial Public Offering, the notice period shall not be longer than the period between the time when the Series E Preferred Stock holders are notified by the Corporation of the planned offering and the time of such offering), holders of a majority of the shares of Series E Preferred Stock shall have the right to cause to be converted, in whole but not in part, all of the shares of Series E Preferred Stock which have not been previously redeemed or cancelled into fully paid, nonassessable shares of Common Stock (the “Converted Common Stock”). For the purpose of any conversion hereunder, each share of Series E Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the conversion date to determine the number of shares issuable upon conversion. For the avoidance of doubt, all accrued and unpaid dividends with respect to any share of Series E Preferred Stock shall be forfeited in connection with any conversion thereof under this Section 5.05(a). In case any shares of Series E Preferred Stock are to be redeemed pursuant to Section 5.04 hereof, such right of conversion shall cease and terminate as to the shares of Series E Preferred Stock to be redeemed at the close of business on the fifth (5th) Business Day preceding the date fixed for redemption, as the case may be.

(b) Notwithstanding Section 5.05(a) above, in the event that (i) the Effective Time of the Merger occurs after December 31, 2011 and on or before December 31, 2012 and (ii) (x) prior to such Effective Time (but after December 31, 2011), there has been a change in U.S. federal income tax law pursuant to which there is a material change in the tax rate applicable to individuals with respect to long-term capital gains, or there is a material change in the taxation of a distributive share of long-term capital gains allocated by a partnership to an individual attributable to services (i.e., “carried interest” legislation), and (y) such change of law is effective after December 31, 2011 and on or prior to the Effective Time of the Merger (and without grandfathering or other transitional rules that would exclude the Merger from the effect of the change of law), then within 10 days of delivery of the Conversion Notice, the Corporation shall convert at the Conversion Price, the Series E Preferred Stock with a Liquidation Preference in the aggregate amount of $25,000,000 and shall convert any remaining amount of outstanding Series E Preferred Stock six (6) months from the date of the delivery of the Conversion Notice in accordance with Section 6(a); provided that in no event shall any conversion (including the initial $25,000,000 million conversion) occur prior to the second anniversary of the Closing Date. For the avoidance of doubt, all accrued and unpaid dividends with respect to any share of Series E Preferred Stock shall be forfeited in connection with any conversion thereof under this Section 5.05(b). For the avoidance of doubt, the Corporation may redeem any outstanding Series E Preferred Stock pursuant to Section 5.04 (other than, if applicable, the $25,000,000 of Series E Preferred Stock referred to above) at any time prior to the conversion thereof. The rights of the holders of Series E Preferred Stock under this Section 5.05(b) may only be exercised if Series E Preferred Stock with a Liquidation Preference in excess of $37,500,000 is outstanding on the second anniversary of the Closing Date.

(c) Any holder of shares of Series E Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates (unless such certificates have not yet been issued by the Corporation but are otherwise due such holder pursuant to Section 5.02 hereof) evidencing such shares of Series E Preferred Stock at the office of the transfer agent (which may be the Corporation) for the Series E Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series E Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued, and (ii) if required pursuant to Section 5.05(g), an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). For the avoidance of doubt, each holder may convert, all but not less than all, shares of Series E Preferred Stock held by such Holder. Except as provided for above, no payments or adjustments in respect of dividends on shares of Series E Preferred Stock surrendered for conversion or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series E Preferred Stock.

The Corporation shall, as soon as practicable after such deposit of certificates (to the extent required above) evidencing shares of Series E Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series E Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series E Preferred Stock to be converted shall have been surrendered (to the extent required above) together with the irrevocable written notice and payment of taxes (if applicable) as provided for in clauses (i) and (ii) above, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice (and, if applicable, payment) received by the Corporation. Immediately following such conversion, the rights of the holders of converted Series E Preferred Stock shall cease.

(d) Adjustment of Conversion Price. The Conversion Price at which shares of Series E Preferred Stock are convertible into Common Stock shall be subject to adjustment from time to time, as follows:

(i) In case at any time after the date hereof, all or any portion of the Common Stock outstanding shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely in case at any time after the date hereof, all or any portion of the shares of Common Stock outstanding shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii) In case at any time after the date hereof, the Corporation shall issue Common Stock or rights or warrants to any person entitling them to subscribe for or purchase Common Stock at a price per share less than the Conversion Price (such price, the “Below Conversion Price”) that would be payable on any Record Date that such Common Stock is subscribed for or purchased, the Conversion Price in effect at the opening of business on the day following such Record Date shall be adjusted to a price obtained by multiplying such Below Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so to be offered would purchase at the Conversion Price and (y) the denominator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of additional shares of Common Stock so to be offered for subscription or purchase, such adjustment to become effective immediately after the opening of business on the day following such Record Date. The notice pursuant to this subsection shall be sent by or on behalf of the Corporation not less than 5 nor more than 45 Business Days prior to the date of any issuance at the Below Conversion Price, to all Holders of record of the Series E Preferred Stock at their last addresses as they shall appear on the books of the Corporation, provided, however, that no failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of any such issuance of shares.

(iii) The Corporation may make such reductions in the Conversion Price, in addition to those required by subparagraphs (i) and (ii), of this Section 5.05(d), as it considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days, the reduction is irrevocable during the period and the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall deliver to Holders of record of the Series E Preferred Stock a notice of the reduction at least fifteen (15) days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

(iv) Notwithstanding any other provision of this Section 5.05, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value. The Corporation hereby covenants not to take any action (1) to increase the par value per share of the Common Stock or (2) that would or does result in any adjustment in the Conversion Price that would cause the Conversion Price to be less than the then par value per share of the Common Stock.

(v) Whenever the Conversion Price is adjusted as herein provided:

1)	the Corporation shall compute the adjusted conversion price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series E Preferred Stock; and

2)	a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be delivered by the Corporation to all record Holders of shares of Series E Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

(vi) In any case in which this Section 5.05(d) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any share of Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Section 5.05(e).

(e) The Corporation shall not issue fractional shares or scrip representing fractional shares of Common Stock upon conversion of Series E Preferred Stock. Instead the Corporation shall pay a cash adjustment based upon the Conversion Price of the Common Stock on the Business Day immediately preceding the date of conversion. If more than one certificate evidencing shares of Series E Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Preferred Stock so surrendered.

(f) In the event that the Corporation shall be a party to any transaction, including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any compulsory share exchange, pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series E Preferred Stock then outstanding shall have the right thereafter, to convert such share into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series E Preferred Stock might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation or the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.05. The above provisions shall similarly apply to successive recapitalization, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(g) The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, such number of shares of its Common Stock, free of preemptive rights, as shall from time to time be sufficient to effect the conversion of all shares of Series E Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series E Preferred Stock.

The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series E Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h) There shall also be no adjustment of the Conversion Price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as specifically described in this Section 5.05. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the greatest absolute value.

(i) For purposes of this Section 5.05, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

Section 5.06. Voting Rights.

(a) Holders of Series E Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 5.06.

(b) The Holders of Series E Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws and the Delaware General Corporation Law.

(c) Without limiting the rights of the holders under any other contracts or otherwise in this Certificate of Incorporation, the Corporation shall not, without the affirmative vote or consent of the Holders of a majority of the shares of Series E Preferred Stock then outstanding:

(i) authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or Senior Securities or any obligation or security convertible into or evidencing the right to purchase any Parity Securities or Senior Securities;

(ii) amend or otherwise alter this Certificate of Incorporation in any manner that adversely affects the rights, privileges and preferences of the Series E Preferred Stock set forth in this Certificate of Incorporation;

(iii) take any action prohibited by Section 5.2(c) above;

(iv) commence any voluntary case under any applicable bankruptcy, insolvency or similar law; or

(v) require any additional capital to be contributed by the holders of the Series E Preferred Stock.

Section 5.07. Cancellation.

Notwithstanding any other provision of this Certificate of Incorporation, the outstanding Series E Preferred Stock shall be adjustable as follows:

(a) On the Business Day following each Loss Date, the Corporation shall cancel outstanding shares of Series E Preferred Stock with a value (as determined pursuant to the Merger Agreement) equal to the corresponding Base Loss Amount. All accrued and unpaid dividends with respect to each share of cancelled Series E Preferred Stock shall be forfeited and shall have no further value or effect; and

(b) On the Business Day following the Section 3.7 Adjustment Date, if any, the Corporation shall cancel outstanding shares of Series E Preferred Stock with a value (as determined pursuant to the Merger Agreement) equal to the corresponding Section 3.7 Adjustment Amount. All accrued and unpaid dividends with respect to each share of cancelled Series E Preferred Stock shall be forfeited and shall have no further value or effect.

Section 5.08. Payment.

(a) All amounts payable in cash with respect to the Series E Preferred Stock shall be payable in United States dollars at the principal executive office of the Corporation or, at the option of the holder, payment of dividends (if any) may be made by check mailed to such Holder of the Series E Preferred Stock at its address set forth in the register of Holders of Series E Preferred Stock maintained by the Corporation.

(b) Any payment on the Series E Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

(c) Dividends payable on the Series E Preferred Stock on any Redemption Date that is a Dividend Accrual Date shall be paid to the Holders of record as of the immediately preceding Record Date.

Section 5.09. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series E Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation.

Section 5.10. Reissuance of Series E Preferred Stock. Shares of Series E Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, exchanged or converted, shall (upon, compliance with any applicable provisions of the Delaware General Corporation Law) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issue of such shares as Series E Preferred Stock must be in compliance with the terms hereof.

Section 5.11. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series E Preferred Stock. Upon the surrender of any certificate representing Series E Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series E Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series E Preferred Stock represented by the surrendered certificate.

Section 5.12. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series E Preferred

Stock, as the case may be, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor that is financially responsible, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series E Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Article VI

Common Stock

Section 6.01. General. Except as otherwise provided in this Article VI or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 6.02. Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, all holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

Section 6.03. Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share. The rights of the holders of Common Stock to receive dividends are subject to the provisions with respect to the Series E Preferred Stock.

Section 6.04. Liquidation. Subject to the provisions with respect to the Series E Preferred Stock, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 6.05. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 6.06. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor that is financially responsible, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 6.07. Amendment and Waiver. No amendment or waiver of any provision of this Article VI shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock, voting as a single class. Any such amendment or waiver so approved by the holders of a majority of the shares of Common Stock in accordance with the foregoing sentence shall be binding on all holders of shares of Common Stock.

Article VII

Management of Business

Section 7.01. General. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(b) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the Delaware General Corporation Law, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

Article VIII

Liability and Indemnification

Section 8.01. Limitation of Liability. To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the by-laws of the Corporation, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 8.02. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 8.03 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 8.02 shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires an advance of expenses incurred by an indemnitee in his or her capacity as a director, manager or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) such advance shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.02 or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers. The Corporation hereby acknowledges that certain directors and officers affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this Article VIII without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the Corporation.

Section 8.03. Procedure of Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 8.02 shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VIII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this Article VIII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 8.02, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to

indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counselor its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 8.02 shall be the same procedure set forth in this Section 8.03 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 8.04. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 8.05. Service for Subsidiaries. Any person serving as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned, directly or indirectly, by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 8.06. Reliance. Persons who, after the date of the adoption of this provision, become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, manager, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 8.07. Non-exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.08. Merger or Consolidation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Article IX

Meetings of Stockholders

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

Article X

Miscellaneous

Section 10.01. Notices. All notices referred to herein shall be in writing, and shall be delivered by electronic, registered or certified mail and shall be deemed to have been delivered when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 10.02. Heading of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 10.03. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series E Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Incorporation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series E Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Incorporation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series E Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series E Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series E Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Section 10.04. Creditors. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

Section 10.05. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

Section 10.06. Personal Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended or supplemented.

Article XI

Definitions

Unless the context otherwise requires, the terms defined in this Article XI shall have, for all purposes of this Certificate of Incorporation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“Accrued Dividend Amount” means, as of any applicable date, with respect to any Series E Preferred Stock, an amount equal to the amount of any dividends accrued at the Dividend Rate on the Liquidation Preference of such Series E Preferred Stock with respect to any preceding Dividend Accrual Date.

“Base Loss Amount” means the amount of any Losses awarded to Parent Indemnitees (as defined in the Merger Agreement) on a Loss Date, whether by final judgment or pursuant to a settlement agreement.

“Below Conversion Price” has the meaning set forth in Section 5.05(d)(ii).

“Board of Directors” means the Board of Directors of the Corporation or any authorized committee of the Board of Directors.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Certificate of Incorporation” has the meaning set forth in Section 4.01.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” has the meaning set forth in Section 4.01(a).

“Conversion Notice” has the meaning set forth in Section 5.05(a).

“Conversion Price” means $508,309.791.

“Corporation” has the meaning set forth in Article I.

“Delaware General Corporation Law” has the meaning set forth in Article III.

“Debt Financing” has the meaning set forth in the Merger Agreement.

“Dividend Accrual Date” has the meaning set forth in Section 5.02(a).

“Dividend Rate” means 12.00% per annum, provided that if an Event of Default has occurred under the definitive credit agreement for the Debt Financing, from the date of such Event of Default and until such Event of Default is deemed cured in accordance with the terms of the Debt Financing, the applicable dividend rate shall be 14.00% per annum.

“Event of Default” shall have the meaning set forth in any definitive credit agreement for the Debt Financing.

“Holder” means the record holder of one or more shares of Series E Preferred Stock, as shown on the books and records of the Corporation.

“Initial Public Offering” means the initial public offering to the general public by the Corporation of equity securities issued by the Corporation, which are registered under the Securities Act and listed on the New York Stock Exchange or Nasdaq and on any other recognized international securities exchange designated by the Corporation.

“Institutional Indemnitors” has the meaning set forth in Section 8.02.

“Issue Date” means the first date on which any shares of Series E Preferred Stock are issued.

“Junior Securities” has the meaning set forth in Section 5.01.

“Liquidation Date” has the meaning set forth in Section 5.03.

“Liquidation Preference” means, as of any date and subject to adjustment based on stock splits, subdivisions or combinations with respect to the Preferred Stock, $1000.

“Losses” has the meaning set forth in the Merger Agreement.

“Loss Date” means the date on which a final judgment is rendered in favor of any Parent Indemnitee (as defined in the Merger Agreement) in respect of any claim made by such Parent Indemnitee pursuant to Section 10.1 of the Merger Agreement, or the date on which a settlement agreement is executed with respect to any such claim.

“Merger Agreement” means Agreement and Plan of Merger, dated as of November 2, 2011, as may be amended from time to time, by and among WP Expedition Holdings LLC, WP Expedition Merger Sub, Inc., EIG Investors Corp., Endurance International Group Holdings, LLC and certain holders of equity interests of Endurance International Group Holdings, LLC;

“Optional Redemption Price” has the meaning set forth in Section 5.04(a).

“Parent Payment” has the meaning set forth in the Merger Agreement.

“Parity Securities” has the meaning set forth in Section 5.01.

“Partial Dividend Period Amount” means, as of any applicable date, with respect to any Series E Preferred Stock, an amount equal to the amount of dividends that would accrue at the Dividend Rate on the Liquidation Preference of such Series E Preferred Stock on a daily basis from the last Dividend Accrual Date to and including such applicable date.

“Person” means any individual, corporation, partnership, joint venture, association, joint- stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Preferred Stock” has the meaning set forth in Section 4.01(b).

“Record Date” has the meaning set forth in Section 5.02(a).

“Redemption Date” has the meaning set forth in Section 5.04(c).

“Section 3.7 Adjustment Amount” means the amount of any Parent Payment required to be effected pursuant to Section 3.7 of the Merger Agreement.

“Section 3.7 Adjustment Date” means the date on which any Parent Payment is required to be effected pursuant to Section 3.7 of the Merger Agreement.

“Seller Payment” has the meaning set forth in the Merger Agreement.

“Senior Securities” has the meaning set forth in Section 5.01.

“Series E Preferred Stock” has the meaning set forth in Section 4.01(b).

“Subsidiary” of any Person means any Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or (ii) with respect to which such Person or any of its Subsidiaries is a general partner or managing member.

“Topco” means WP Expedition Topco LLC, a Delaware limited liability company.

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